Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Thomas G. Archbold
5250 140th Avenue North	Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

       TECHNOLOGY RESEARCH CORPORATION ANNOUNCES ACQUISITION OF PATCO ELECTRONICS

CLEARWATER, FLORIDA, March 3, 2010 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced that it has signed an agreement to acquire 100% of the stock of Patco Electronics, Inc. from its shareholders for $5.0 million in cash, approximately 675,000 shares of TRC common stock and contingent cash payments if certain revenue targets are met for either or both of the two years after the closing of the transaction. The number of shares of TRC stock issuable at closing was based on the average per-share closing price of the common stock for the 5 trading days preceding the signing.

Patco, located in Titusville, Florida, designs and manufactures battery management tools for secondary or re-chargeable batteries in several battery chemistries, including lead acid and lithium ion.  Patco’s product solutions support customers in military, commercial and industrial sectors.  For the year ended December 31, 2009, Patco had revenue of approximately $6 million and net income of approximately $1.7 million.  The acquisition is expected to be accretive to TRC in its fiscal year ended March 31, 2011.

The closing of the acquisition, which is expected to occur by March 31, 2010, is subject to customary conditions.

Roger Boatman, President of Patco Electronics, Inc said, “The Patco team is excited about the opportunity to leverage the sales and marketing experience that exists at TRC to expand the reach of its battery and charger products.”

Owen Farren, Chairman, President & Chief Executive Officer of TRC, said, “Patco’s product offering of mobile battery charging systems and high power density rechargeable mobile battery packs complement TRC’s current mobile power products for the US Military.  Roger and the Patco team bring to TRC a track record of innovation that will enhance our ability to meet the growing power needs of our customers.”

This acquisition supports TRC’s strategic direction to focus on power management and power storage solutions.

TRC is an internationally recognized leader in electrical safety products that prevent electrocution and electrical fires and protect against serious injury from electrical shock.  Based on its core technology in ground fault sensing, products are designed to meet the needs of the consumer, commercial and industrial markets worldwide.  The Company also supplies power monitors and control equipment to the United States Military and its prime contractors.

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